Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-202876, 333-218457, 333-226589 and 333-234453) of our reports dated September 19, 2025 (January 29, 2026, as to the effects of discontinued operations) with respect to the financial statements of BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.) (the “Company”) appearing in this Current Report on Form 8-K dated February 10, 2026.

/s/ Marcum LLP

Marcum LLP
Melville, NY
February 10, 2026